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Exhibit 2.2

MIH GROUP	NASPERS
MIH Holdings Limited	Naspers Limited
(Incorporated in the Republic of South Africa)	(Incorporated in the Republic of South Africa)
(Registration number 1993/005613/06)	(Registration number 1925/001431/06)
ISIN: ZAE000018941	ISIN: ZAE000015889
Share code: MHH	Share code: NPN
("MIHH")	("Naspers" or "the Company")

SCHEME OF ARRANGEMENT IN TERMS OF SECTION 311 OF THE SOUTH AFRICAN COMPANIES ACT, 1973 (ACT 61 OF 1973), AS AMENDED, PROPOSED BY NASPERS BETWEEN MIHH AND ITS MEMBERS, OTHER THAN NASPERS AND MIH INVESTMENTS

1.	Definitions and interpretation

In this scheme, unless otherwise stated or clearly indicated by the context, the words in the first column have the meanings stated opposite them in the second column; words in the singular include the plural and vice versa; words importing one gender include the other gender and references to a person include reference to a body corporate and vice versa:
	"Act"	—	means the Companies Act, 1973 (Act 61 of 1973), as amended;
	"broker"	—
means any person registered as a "broking member (equities)" in terms of the rules of the JSE made in accordance with the provisions of the Stock Exchange Control Act, 1985 (Act I of 1985), as amended;
	"business day"	—	means any day other than a Saturday, Sunday or official public holiday in South Africa;
	"cents"	—	means South African cents in the official currency of South Africa;
	"certificated members"	—	means members who hold certificated shares;
	"certificated scheme participants"	—	means scheme participants who hold certificated shares;
	"certificated shares"	—	means shares, other than dematerialised shares;
	"common monetary area"	—	means South Africa, the Republic of Namibia and the Kingdoms of Lesotho and Swaziland;
	"conditions precedent"	—	means the conditions precedent referred to in paragraph 9 of this scheme;
	"the Court"	—	means the High Court of South Africa (Witwatersrand Local Division), which is located in the High Court Building, Von Brandis Square, corner Pritchard and Von Brandis Streets, Johannesburg;
	"CSDP"	—	means a Central Securities Depository Participant accepted as a participant in terms of the Custody and Administration of Securities Act, 1992 (Act 85 of 1992);

"dematerialised scheme participants"	—	means scheme participants who hold dematerialised shares;
"dematerialised shares"	—	means those shares that have been dematerialised through a CSDP or broker and are held on MIHH's subregisters of members administered by CSDPs in electronic form;
"documents of title"	—	means share certificate(s), share statements, certified transfer deed(s), balance receipts or any other documents of the title acceptable to Naspers in respect of MIHH shares;
"emigrant"	—	means any emigrant from the common monetary area whose address is outside the common monetary area;
"Exchange Control Regulations"	—	means the Exchange Control Regulations, 1961, as amended, made in terms of section 9 of the Currency and Exchanges Act, 1933 (Act 9 of 1933), as amended;
"final date"	—
means the date that the company announces on SENS that all of the conditions precedent have been fulfilled and on which date the scheme becomes unconditional and binding, which final date is expected to be Thursday 12 December 2002;
"the JSE"	—	means the JSE Securities Exchange South Africa;
"MIHH"	—	means MIH Holdings Limited (registration number 1993/005613/06), a public company incorporated under the laws of South Africa, all the issued shares of which are listed on the JSE;
"MIH Investments"	—	means MIH Investments (Proprietary) Limited (registration number 1997/021154/07), a wholly owned subsidiary of Naspers incorporated under the laws of South Africa;
"MIHH members" or "members"	—	means the registered holders of MIHH shares as registered on the main and sub-registers of MIHH;
"MIHH shares", "ordinary shares" or "shares"	—	means ordinary shares of 2 cents each in the share capital of MIHH;
"Naspers"	—	means Naspers Limited (registration number 1925/001431/06), a company incorporated under the laws of South Africa, all the class N ordinary shares of which are listed on the JSE;
"Naspers shares" or "class N ordinary shares"	—	means the class N ordinary shares of 2 cents each in the share capital of Naspers, which class N ordinary shares are listed on the JSE and rank pari passu with each other;
"operative date"	—	means the business day immediately following the record date, which operative date is expected to be Monday 23 December 2002;
"rand"	—	means South African rand, the official currency of South Africa;
"the record date"	—
means the close of business on the Friday (or if that Friday is not a business day, the immediately preceding business day) at least five business days following the final date, which record date is expected to be Friday 20 December 2002;

"Registrar"	—	means the Registrar of Companies in South Africa;
"the scheme"	—	means this scheme of arrangement;
"the scheme consideration"	—
one new Naspers share, credited as fully paid up, and calculated on a pro rata basis, for every 2,25 MIHH shares held on the record date and any fraction of a Naspers share to which any scheme participant is entitled will, if it comprises 0,5 or more of a share, be rounded up, otherwise will be rounded down, to the nearest whole Naspers share, as set out in the table of entitlements annexed to the circular which accompanies this scheme of arrangement as Annexure IX;
"the scheme meeting"	—
means the meeting of scheme members convened by the Court in terms of section 311 of the Act, to be held at 251 Oak Avenue, Randburg, South Africa, at 10:00 on Monday 2 December 2002, or any adjournment thereof (the time and date of which will be advised in the press) at which scheme members will consider and vote on the scheme;
"the scheme members"	—
means persons (other than Naspers and MIH Investments) registered as members of MIHH at the close of business on the record date of the scheme meeting, which date is expected to be Thursday 28 November 2002 (or one day prior to any date to which the scheme meeting is finally adjourned), who are entitled to attend and vote at the scheme meeting;
"the scheme participants"	—	means members of MIHH (other than Naspers and MIH Investments) registered as such at the close of business on the record date, who are entitled to receive the scheme consideration;
"the scheme shares"	—	means the MIHH shares held by scheme participants at the close of business on the record date totalling, in aggregate, 86 093 221 MIHH shares;
"SENS"	—	means the Securities Exchange News Service of the JSE;
"South Africa"	—	means the Republic of South Africa;
"SRP"	—	means the South African Securities Regulation Panel established in terms of section 440B of the Act;
"stamp duty"	—	means the duty leviable in terms of Item 15(3) of Schedule I to the Stamp Duties Act, 1968 (Act 77 of 1968), as amended, and
"transfer secretaries"	—	means Computershare Investor Services Limited (registration number 1958/003546/06), a company incorporated under the laws of South Africa.

2.	Share capital of MIHH
At the date of this document, the authorised and issued share capital of MIHH is as follows:
R
Authorised share capital 500 000 000 ordinary shares of 2 cents each*	10 000 000,00
Issued share capital 264 682 294 ordinary shares of 2 cents each*	5 293 645,88
Total issued share capital	5 293 645,88

* All of the issued MIHH shares are listed on the JSE and are of one class, namely ordinary shares of 2 cents each, and rank pari passu in all respects.
3.	The object of the scheme

The object of the scheme is to procure that Naspers, which presently holds 2,81% directly and 64,66% indirectly (through MIH Investments) of the issued share capital of MIHH, and MIH Investments will become the owners of the entire issued share capital of MIHH. The scheme will result in MIHH being constituted an indirect wholly owned subsidiary of Naspers and the listing of MIHH on the JSE will be terminated and the scheme participants will become shareholders of Naspers.
4.	The scheme
4.1	Subject to the scheme becoming operative, scheme participants shall be deemed with effect from the operative date, to have:
4.1.1
disposed of their scheme shares to Naspers in exchange for the scheme consideration, and Naspers will be deemed to have acquired ownership of the scheme shares from the operative date, in exchange for the delivery by Naspers of the scheme consideration to MIHH, as stated below;
	4.1.2	authorised MIHH (as principal) to cause the scheme shares to be transferred and registered in the name of Naspers or its nominees duly appointed on or at any time after the operative date;
	4.1.3	authorised MIHH (as principal) to procure that the scheme consideration is delivered to the certificated scheme participants in the form of certificated Naspers shares, and
4.1.4
authorised MIHH (as principal) to procure that the scheme consideration is delivered to dematerialised scheme participants by the appropriate entries being made in the subregister administered and maintained by the CSDP.
4.2	The mechanics of the scheme are as follows:
4.2.1
upon the scheme becoming operative, certificated scheme participants will be obliged to surrender their documents of title to the transfer secretaries, under cover of the surrender and transfer form (white) attached to the document of which this scheme forms part;
	4.2.2	no action regarding the surrender of documents is required from dematerialised scheme participants;
4.2.3
upon the scheme becoming operative, MIHH will procure the transfer of the dematerialised shares from dematerialised scheme participants to Naspers and Naspers undertakes to MIHH that it will procure the delivery of the scheme consideration to dematerialised scheme participants by procuring that the appropriate entries are made in the Naspers subregisters administered by the CSDPs;

4.2.4
upon the scheme becoming operative, Naspers will deliver to MIHH or to the transfer secretaries, acting as the agent for and on behalf of MIHH, the scheme consideration in certificated form due to certificated scheme participants, and
4.2.5
upon the scheme becoming operative, MIHH or the transfer secretaries (acting as agent for and on behalf of MIHH) will deliver the scheme consideration in certificated form to certificated scheme participants who have surrendered their documents of title.
4.3	Upon the scheme becoming operative, MIHH, as principal, will be obliged:
4.3.1
to surrender to Naspers all the scheme shares in certificated or electronic form, provided that Naspers has complied with its obligations in terms of paragraphs 4.2.3 and 4.2.4 above and the scheme participants have complied with their obligations in paragraph 4.2.1 above;
	4.3.2	subject to paragraphs 4.2.1 to 4.2.4 above, at the request of Naspers, to register, or procure the registration of, the scheme shares in Naspers's name;
	4.3.3	subject to paragraphs 4.2.1 to 4.2.4 above, to procure the delivery of the scheme consideration to scheme participants.
4.4
The delivery by Naspers to MIHH, as principal, of the scheme consideration in certificated form shall be the sole and exclusive manner of discharge by Naspers of its obligation to make payment of the scheme consideration to certificated scheme participants against receipt of their scheme shares by Naspers.
4.5
The procuring by Naspers that the appropriate entries are made in Naspers' subregisters of members administered and maintained by CSDPs shall be the only manner of discharge by Naspers of its obligation to make payment of the scheme consideration to dematerialised scheme participants against transfer of their scheme shares to Naspers.
4.6
The right of the scheme participants to receive the scheme consideration will be a right enforceable by scheme participants against MIHH only. Scheme participants will be entitled to require MIHH to enforce its rights arising in terms of this scheme against Naspers, which rights MIHH undertakes to enforce.
4.7
In terms of the scheme the surrender of documents of title or dematerialised records in respect of the MIHH shares and settlement of the scheme consideration will be effected exclusively through MIHH or the transfer secretaries acting as the agent for and on behalf of MIHH.
4.8	Upon the scheme becoming operative MIHH will become an indirect wholly owned subsidiary of Naspers and the listing of its issued shares on the JSE will be terminated.
5.	The scheme consideration
5.1
In consideration for the disposal of all the MIHH scheme shares to Naspers each scheme participant shall, subject to the scheme becoming operative, be entitled to receive the scheme consideration from Naspers for every scheme share held.
5.2
A certificated scheme participant who wishes to surrender his documents of title in anticipation of the scheme becoming operative must complete the surrender and transfer form (white) referred to in paragraph 7.2 below and return it together with the documents of title in respect of all his MIHH shares to the transfer secretaries at the address referred to in such form.
5.3	Scheme participants are referred to paragraph 8 below regarding the treatment of their scheme consideration in terms of the South African Exchange Control Regulations.

5.4
Completed surrender and transfer forms, together with the relevant documents of title to the MIHH shares, must be lodged with and received by the transfer secretaries at the address referred to in such form in order to receive the scheme consideration.
5.5	No action regarding the surrender of documents is required from dematerialised scheme participants.
6.	Settlement of the scheme consideration
6.1
For certificated scheme participants the scheme consideration will, where the documents of title have been surrendered on or prior to the record date, be posted to the scheme certificated participant at the risk of the scheme participant concerned, by the transfer secretaries on the operative date, or within five business days of the subsequent receipt after the record date of the surrender and transfer form together with the relevant documents of title.
6.2
For dematerialised scheme participants the Naspers shares that constitute the scheme consideration will be delivered to the dematerialised scheme participants by MIHH (as principal) arranging that the appropriate entries in Naspers's subregisters of members be administered or maintained by CSDPs, against transfer of the dematerialised shares to Naspers.
6.3
Where on or subsequent to the operative date a person who was not a registered holder of MIHH shares at the record date tenders to the transfer secretaries documents of title together with a form of transfer purporting to have been executed on or before the record date on behalf of the registered holder of such shares and provided that the scheme consideration shall not already have been posted or delivered to the registered holder, such transfer may, subject to proof satisfactory to MIHH and Naspers as to the payment of any stamp duty of uncertificated securities tax payable and provided that MIHH and Naspers are, if so required by either or both of them, given an indemnity on terms acceptable to them and at the cost of the scheme participant, be accepted by MIHH and Naspers as if it were a valid transfer to such person of the MIHH shares concerned. The scheme consideration will be posted, by registered post, to such person in accordance with the provisions of paragraph 6.1 above within five business days of such acceptance.
6.4
If the scheme consideration is not sent to certificated scheme participants entitled thereto because the relevant documents of title have not been surrendered or if the scheme consideration is returned undelivered to the transfer secretaries, the scheme consideration will be held by MIHH or the transfer secretaries, on behalf of and for the benefit of such scheme participant, until claimed. No interest will accrue or be paid to a scheme participant on any funds or Naspers shares so held.
6.5
The settlement of the scheme consideration to which any scheme participant becomes entitled in terms of the scheme will be effected in full in accordance with the terms of the scheme without regard to any lien, right of set-off, counterclaim or any other analogous right to which Naspers or MIHH may be entitled.
7.	Surrender of documents of title
This paragraph 7 only applies to certificated scheme participants and does not apply to dematerialised scheme participants.
7.1	Scheme participants must surrender their documents of title in respect of all their scheme shares in order to claim the scheme consideration.
7.2
A scheme participant who wishes to surrender his documents of title in anticipation of the scheme becoming operative must complete the surrender and transfer form (white) attached to the explanatory statement of which this scheme forms part and return it together with the documents of title in respect of all that scheme participant's scheme shares to the transfer secretaries.

7.3	No receipts will be issued for documents of title surrendered unless specifically requested in writing.

7.4
Documents of title surrendered by members prior to the operative date in anticipation of the scheme becoming operative will be held on behalf of and for the benefit of the surrendering participant by the transfer secretaries pending the scheme becoming operative. If the scheme does not become operative for any reason whatsoever the transfer secretaries will, within five business days of the date upon which it becomes known that the scheme will not become operative, return the documents of title by registered post to the member concerned, at the risk of such member.
7.5
MIHH may dispense with the surrender of such documents of title upon production of evidence satisfactory to MIHH and Naspers that the documents of title to the MIHH shares have been lost or destroyed and upon provision of a suitable indemnity satisfactory to MIHH at the cost of the scheme participant. Indemnity forms are obtainable from the transfer secretaries on request and will be regarded as the only suitable form for submission in such case.
7.6
If a certificated scheme participant does not surrender his document of title in respect of his holding of MIHH shares, then the scheme consideration as delivered by Naspers to MIHH will be deemed to have been received and held in terms of paragraph 6.4 above, pending surrender by that scheme participant of his documents of title in respect of his holding of MIHH shares.
7.7
A circular containing a further form of surrender will be sent to certificated scheme participants who have not surrendered their documents of title in accordance with paragraph 7.2 above, subsequent to the operative date.
8.	South African exchange control regulations

The following extract from the Exchange Control Regulations is intended as a guide only, and is therefore not comprehensive. Should there be any doubt in this regard, scheme members and/or scheme participants should seek advice from appropriate professional advisers.
8.1	Emigrants
8.1.1
The Naspers shares that form part of the scheme consideration due to a certificated scheme participant who is an emigrant and whose documents of title have been restrictively endorsed under the Exchange Control Regulations, on the surrender of the appropriate documents of title, will be similarly endorsed and sent to the authorised dealer controlling the blocked assets of the emigrant certificated scheme participant.
8.1.2
The Naspers shares that form part of the scheme consideration due to a dematerialised scheme participant whose registration as a member has been marked as being an "emigrant", will be similarly marked as being held by an "emigrant".
8.2	All other non-residents of the common monetary area

The scheme consideration due to a scheme participant who is a non-resident of South Africa and who has never resided in South Africa, whose registered address is outside the common monetary area and whose documents of title have been restrictively endorsed under the Exchange Control Regulations (or in the case of a dematerialised scheme participant, whose registration has been so endorsed) will, in the case of a certificated scheme participant, on the surrender of documents of title and in the case of a dematerialised scheme participant, on the operative date, be endorsed non-resident in respect of the Naspers shares forming part of the scheme consideration.

9.	Conditions precedent
9.1	The scheme will become unconditional and binding on the final date, subject to the fulfilment of the following conditions precedent and thereupon will become operative on the operative date:
9.1.1
the scheme being approved at the scheme meeting by a majority representing not less than three-fourths of the votes exercisable by the scheme members present and voting either in person or by proxy at the scheme meeting;
	9.1.2	the Court sanctioning the scheme;
	9.1.3	a certified copy of the Order of Court sanctioning the scheme being lodged with and registered by the Registrar;
	9.1.4	the granting of listings by the JSE of the Naspers shares that form part of the scheme consideration;
9.1.5
confirmation in writing by a director or the secretary of Naspers that Naspers shareholders in general meeting have approved the scheme and the payment of the scheme consideration. The general meeting of Naspers shareholders has been convened for 16:00 on Monday 2 December 2002;
9.1.6
confirmation in writing by a director or the secretary of MIH Limited ("MIHL"), a company incorporated in the British Virgin Islands and indirectly a subsidiary of MIHH, that the MIHL shareholders in general meeting have approved the merger between MIHL and MIH BVI Limited, a company incorporated in the British Virgin Islands ("the Merger"), and that the Merger has become unconditional. The general meeting of MIHL shareholders has been convened for Friday 29 November 2002; and
9.1.7
any other regulatory approvals or consents necessary to implement the scheme being obtained, including but not limited to approvals and consents from the JSE, the SRR, the SEC, the Nasdaq and the Exchange Control Department of the South African Reserve Bank.
9.2	MIHH undertakes to announce the final date on SENS as soon as reasonably possible after the fulfilment of the conditions precedent.
10.	Instructions and authorities
10.1	MIHH and Naspers shall be entitled to accept and act on all documents recorded with MIHH relating to the status and capacity of any scheme participant.
10.2
Each mandate, instruction or authority with regard to the scheme shares recorded with MIHH at the record date will be deemed, unless and until revoked, to be a mandate, instruction or authority to MIHH and Naspers in respect of any right accruing in respect of the scheme consideration.
11.	General
11.1
MIHH and Naspers hereby reciprocally undertake to each other that, immediately after the scheme becomes operative, each of them will sign and/or procure the signing of all documents which are necessary to be signed and will carry out and/or procure the carrying out of all acts which are necessary to be carried out to give effect to the scheme.

11.2
Upon the scheme becoming operative, documents of title relating to the MIHH shares will cease to be of any value, other than for the purposes of surrender in terms of the scheme, and no certificates or deeds or documents will be issued by MIHH in place thereof.
11.3
On the operative date every director of MIHH and every director of the transfer secretaries will irrevocably be deemed to be the attorney and agent in rem suam of each scheme participant to implement the acquisition and registration of transfer referred to in paragraph 4.1 above and to sign any instrument of transfer in respect thereof or any other documents required to implement the scheme.
11.4	Subject to the written consent of Naspers, the directors of MIHH may consent:
	11.4.1	before or at the scheme meeting, at any time prior to the voting in respect of the scheme, to any amendment, variation or modification of the scheme, or
11.4.2
to any amendment, variation or modification which the Court may think fit to approve or impose, provided that no amendment, variation or modification made after the scheme meeting may have the effect of diminishing the rights which will accrue to a scheme participant in terms of the scheme or increase the obligations of Naspers in terms of the scheme.
11.5
A certificate signed by any director of MIHH stating that all the conditions of the scheme have been fulfilled and that the scheme has become operative shall be binding on MIHH, Naspers and scheme participants.
11.6	All dates and times referred to in the scheme are subject to amendment. Details of any such amendments will be published on SENS and in the press.
11.7	Naspers and MIH Investments (not being scheme members or scheme participants) will not vote at the scheme meeting.
11.8
The costs of preparing, signing and carrying the scheme into effect and all matters incidental to it, including the payment of stamp duty and uncertificated securities tax on the transfer of the scheme shares, shall be borne and paid by Naspers.

For and on behalf of the board	For and on behalf of the board
MIH HOLDINGS LIMITED	NASPERS LIMITED
Randburg	Cape Town
31 October 2002	31 October 2002

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  Exhibit 2.2
Scheme of arrangement, in terms of Section 311 of the South African Companies Act, 1973 (Act 61 of 1973), as amended, proposed by Naspers Limited and MIH
Investments (Proprietary) Limited between MIH Holdings and its members, other than Naspers Limited and MIH Investments (Proprietary) Limited.